Exhibit (d)(3)(ii)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT PUBLIC FUNDS
Effective February 28, 2019 – February 29, 2020

    Expense Limit

Fund Name	Investor Class	Service Class
Access Flex High Yield Fund	1.95%	2.95%
Access Flex Bear High Yield Fund	1.78%	2.78%

PROFUND ADVISORS LLC,
a Maryland limited liability company

ACCESS ONE TRUST,
a Delaware statutory trust

By: /s/ Michael L. Sapir    By:    /s/Todd B. Johnson
Michael L. Sapir
Chief Executive Officer

Todd B. Johnson President